Contacts:

William A. Hockett

Exec. VP of Corporate Communications

(801) 584-3600

bhockett@myriad.com

Mary Ellen Hackett

Spectrum Science Communications

(240) 446-9494

for IMMEDIATE Release

Myriad Genetics' Follow-on Study of Flurizan Demonstrates Cognitive Improvement in Alzheimer's Disease

Flurizan Reverses Disease Course and Improves Cognitive Function in Follow-on

Salt Lake City, November 15, 2005 -- Myriad Genetics, Inc. (Nasdaq: MYGN, www.myriad.com) announced today that an analysis of data from its Phase 2 follow-on study of Flurizan™ in patients with mild Alzheimer's disease showed that study participants improved as a group, regaining cognitive ability from months 12 through 18. Results of the 6-month follow-on study were presented today at the Neuroscience 2005 meeting in Washington, D.C., by Sandra E. Black, M.D., Professor of Neurology at the University of Toronto and lead investigator in Canada for the Phase 2 trial of Flurizan in patients with Alzheimer's disease.

The Phase 2 trial of Flurizan monitored patients with Alzheimer's disease for a period of 12 months. At the end of the 12-month period, the group of mild patients taking 800 mg twice daily showed an average decline from their baseline score at enrollment of 2.64 points on the Alzheimer's Disease Assessment Scale -- Cognitive Function Subscale (ADAS-cog). In contrast, the placebo group experienced a 3.78 point decline over the same 12 months. In the follow-on to the Phase 2, patients on Flurizan for three additional months regained 0.38 points to 2.27, an improvement of 14 percent, and by 18 months the average ADAS-cog score had further improved to 1.78 points, a total gain in cognition of 0.86 points. These data demonstrate an increase in cognition upon continued treatment that amounted to a 33% improvement over the follow-on period.

"The 18-month follow-on data are striking in that Flurizan-treated patients appear to be regaining cognitive functions like memory and thinking ability that they had previously lost to the disease," said Daniel Christensen, M.D., Clinical Professor of Neurology, Psychiatry and Pharmacology at the University of Utah. "This is a truly exciting finding in the development of a potential future treatment of Alzheimer's disease."

During months zero to 12, mild patients in the 800 mg BID dose group declined by a total of 1.27 points on the test that is considered a global measure of Alzheimer's disease, Clinical Dementia Rating -- Sum of Boxes (CDR-sb), for an average decline of 0.11 points per month. This compares with patients on placebo who declined 2.09 points during this 12-month period, or 0.17 points per month. Over the six-month follow-on period, patients declined 0.05 point per month, or 0.29 points in total. These data indicated an improvement in the rate of decline during the follow-on period to less than half the rate of decline in months 0 to 12. These same patients declined in the follow-on at a rate that was less than one third of the rate seen in the placebo group during the first 12 months.

Tested with the functional measure of Alzheimer's disease, ADCS-ADL (Alzheimer's Disease Cooperative Study -- Activities of Daily Living), mild patients in the 800 mg BID group demonstrated a 5.4 point decline over 12 months, for a rate of 0.45 points per month. The placebo group declined 8.09 points during the same period, for a rate of 0.67 points per month. During months 12 through 18, the rate of decline in ADCS-ADL among patients on 800 mg twice-daily Flurizan continued at 0.47 points per month, a similarly reduced rate as seen in the first 12 months.

"The follow-on data are very encouraging to our clinical development program with Flurizan in mild Alzheimer's disease," said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. "This result is consistent with the compound's mechanism of action. We look forward to completing enrollment in the Phase 3 trial in order to confirm the efficacy of Flurizan in a larger patient population."

About the Phase 2 Follow-on Study of Flurizan

After completion of Myriad's 12-month Phase 2 trial of Flurizan, study participants in Canada were given the option to continue in a follow-on study. A total of 81% of those participants opted to join the follow-on study. Those participants who had previously received placebo during the Phase 2 trial were randomized into the 400 mg BID group or the 800 mg BID group. Participants who were taking Flurizan in the initial Phase 2 trial continued on the same dose that they had been receiving. However, neither patients and their caregivers, nor their doctors, know which arm of the study the patients are in.

About Myriad's Phase 3 Trial of Flurizan in Alzheimer's Disease

Based on the positive Phase 2 results, Myriad is enrolling patients with mild Alzheimer's disease for a Phase 3 trial, at 130 centers across the United States. This enrollment is proceeding on schedule. The Phase 3 trial is a double blind, placebo-controlled trial. Patients will be randomized into one of two treatment arms, receiving either 800 mg of Flurizan or placebo twice daily for the duration of the 12-month trial period. The study is designed to determine Flurizan's ability to reduce the rate of cognitive decline and activities of daily living in patients with mild Alzheimer's disease, as measured by the ADAS-cog test and the change in ADCS-ADL, respectively. Information on participation is available by calling (888) 459-4888 or emailing mjackson@myriad.com.

About Flurizan

Flurizan is the first in a new class of drug candidates known as Selective Amyloid beta-42 Lowering Agents (SALAs). Flurizan lowered levels of Abeta42 in cellular assays and animal models. Abeta42 is the primary constituent of senile plaque that accumulates in the brain of patients with Alzheimer's disease. It is thought to be the key initiator of Alzheimer's disease, since Abeta42 has the greatest tendency to aggregate, cause neuronal damage and initiate amyloid deposits in the brain. Most genetic mutations that cause early-onset Alzheimer's disease appear to do so by increasing production of Abeta42. Myriad believes that Flurizan is the first well-tolerated drug candidate that inhibits the production of Abeta42 to be evaluated in a clinical trial for the treatment of Alzheimer's disease.

About Myriad

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development and marketing of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

Flurizan is a trademark of Myriad Genetics, Inc. in the United States and other countries.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include: the appearance of study participants with mild Alzheimer's disease who received 800 mg of Flurizan twice daily to improve as a group, regaining cognitive ability during the follow-on period as measured by the ADAS-cog test; the ability of Flurizan to affect an increase in cognition upon continued treatment; the appearance of study participants with mild Alzheimer's disease who received 800 mg of Flurizan twice daily to be regaining cognitive functions like memory and thinking ability that they had previously lost; the indication of an improvement in the rate of decline, which is continuing to slow, for study participants with mild Alzheimer's disease who received 800 mg of Flurizan twice daily during the follow-on period as measured by the CDR-sb global measure of Alzheimer's disease; the indication of a slowing in the rate of decline of performance of activities of daily living from months 12 to 18 of study participants with mild Alzheimer's disease who received 800 mg of Flurizan twice daily; the continued encouragement of the Company by the potential of Flurizan to treat mild Alzheimer's disease; the anticipated completion of enrollment in the Phase 3 trial in order to confirm similar efficacy results for Flurizan in a larger population; the continued, on schedule, enrollment of patients with mild Alzheimer's disease in the Company's Phase 3 trial at 130 U.S. sites; the design of the Phase 3 study, and the ability of the Phase 3 study, to successfully determine Flurizan's ability to alter the course of cognitive decline and functional change in patients with mild Alzheimer's disease as measured by the ADAS-cog test, and the change in ADCS-ADL, respectively; and the belief that Flurizan is the first well-tolerated drug that inhibits the production of Abeta42 to be evaluated in a clinical trial for the treatment of Alzheimer's disease. These forward looking statements are based on management's current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics' business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's current Report on Form 8-K filed October 28, 2005. All information in this press release is as of November 15, 2005, and Myriad undertakes no duty to update this information unless required by law.